Exhibit 99.1

Shattuck Labs Reports Second Quarter 2026 Financial Results and Recent Business Highlights
–Phase 1 clinical trial results for SL-325 demonstrated a favorable safety profile, a potentially best-in-mechanism immunogenicity profile, and durable DR3 blockade of TL1A binding, potentially enabling prolonged dosing intervals –
–RECEPTIVE-CD1 Phase 2b clinical trial of SL-325 in patients with Crohn’s disease expected to initiate in the third quarter of 2026 –
–Announced lead DR3 x IL-23 receptor blocking, half-life extended bispecific antibody product candidate, SL-846, with initial Phase 1 clinical data expected in 2027 –
–Strengthened balance sheet with approximately $208.3 million in cash and cash equivalents and short-term investments as of June 30, 2026, expected to fund operations into 2029 –
AUSTIN, TX and DURHAM, NC, Aug. 11, 2026 -- Shattuck Labs, Inc. (Shattuck or the Company) (NASDAQ: STTK), a clinical-stage biotechnology company pioneering the development of potential first-in-class monoclonal and bispecific DR3 blocking antibodies for the treatment of patients with inflammatory and immune-mediated diseases, today reported financial results for the second quarter ended June 30, 2026 and provided recent business highlights.
"The Phase 1 clinical data for SL-325 has checked all of the boxes and positions SL-325 as a potentially winning antibody in the TL1A/DR3 axis heading into Phase 2 clinical development," said Taylor Schreiber, M.D., Ph.D., Chief Executive Officer of Shattuck. "The RECEPTIVE-CD1 Phase 2b clinical trial in Crohn’s disease is on track to initiate in the third quarter, and is designed to establish the efficacy profile of SL-325 across three dose levels, both at induction and at maintenance time points. As we expected, clinical proof of concept for the TL1A/DR3 axis is now emerging outside of IBD. We are pleased to see this continued momentum for the class, and we believe that blocking DR3 will prove more efficacious than blocking TL1A across any indication where TL1A is implicated."
DR3 Program Development in 2026
Shattuck is advancing a pipeline of DR3-targeted monoclonal and bispecific antibody product candidates for the treatment of inflammatory and immune-mediated diseases.
Recent updates and anticipated upcoming milestones include:
SL-325
Shattuck’s lead clinical-stage product candidate, SL-325, is a potentially first-in-class DR3 blocking antibody for the treatment of Crohn's disease, ulcerative colitis, and other inflammatory and immune-mediated diseases.
•Phase 1 clinical trial results for SL-325 demonstrated a potentially best-in-mechanism profile. Key findings from the Phase 1 clinical trial include:
◦Potentially best-in-mechanism immunogenicity profile, with only 3.7% of participants developing antidrug antibodies.
◦Complete blockade of TL1A binding to DR3 for over 3 months expected at doses of 1 mg/kg and higher, potentially supporting quarterly maintenance dosing.
◦Well tolerated with a favorable safety profile consistent with the TL1A inhibitor class.
◦No evidence of DR3 agonism.
•RECEPTIVE-CD1 Phase 2b clinical trial of SL-325 in patients with moderately-to-severely active Crohn's disease is expected to initiate in the third quarter of 2026.
◦Designed as a randomized, double-blind, placebo-controlled Phase 2b clinical trial.

◦Will evaluate three dose levels of SL-325 compared with placebo in approximately 232 patients, randomized 1:1:1:1
◦Primary endpoint is endoscopic response at 12 weeks. These data are expected in the first half of 2028.
◦Patients will continue SL-325 treatment through a maintenance phase to 50 weeks using a treat-through design. The treat-through design allows evaluation of the potential for accumulating efficacy during maintenance. Patients will be further eligible to participate in a long-term extension of this trial.
SL-846
Shattuck’s lead bispecific product candidate, SL-846, is a potentially first-in-class, half-life extended DR3 x IL-23 receptor blocking antibody for the treatment of inflammatory and immune-mediated diseases.
•SL-846 is currently being evaluated in an ongoing IND-enabling GLP toxicology study in non-human primates.
•Preclinical data for SL-846, including safety, pharmacokinetics, and receptor occupancy from the ongoing GLP toxicology study are expected to be presented in a poster at UEG Week, to be held October 17-20, 2026.
•Shattuck expects to initiate a Phase 1 healthy volunteer clinical trial of SL-846 and report initial data in 2027.
Upcoming Events
•Shattuck plans to participate in the following upcoming event(s). Details will be included on the Events & Presentations section of the Company’s website.
•21st Annual Wells Fargo Healthcare Conference, September 8-10, 2026. Management will participate in one-on-one meetings.
•Citi’s 2026 Biopharma Back to School Conference, September 9-10, 2026. Management will participate in one-on-one meetings.
•Cantor Global Healthcare Conference, September 9-11, 2026. Taylor Schreiber, M.D., Ph.D., CEO of Shattuck Labs will participate in a fireside chat, and management will participate in one-on-one meetings.
•United European Gastroenterology Week (UEGW), October 17-20, 2026. Shattuck will present posters containing preclinical and non-human primate toxicology data for SL-846.
Capital Markets Update
•Shattuck completed an underwritten public offering with aggregate gross proceeds of approximately $86.2 million.
•As of July 1, 2026, all of the common stock warrants issued in the Company's August 2025 private placement have been exercised, resulting in aggregate gross proceeds of approximately $57.1 million.
Second Quarter 2026 Financial Results
•Cash and Cash Equivalents and Investments: As of June 30, 2026, cash and cash equivalents and short-term investments were $208.3 million, as compared to $50.5 million as of June 30, 2025.
•Research and Development (R&D) Expenses: R&D expenses were $11.7 million for the quarter ended June 30, 2026, as compared to $8.7 million for the quarter ended June 30, 2025.
•General and Administrative (G&A) Expenses: G&A expenses were $4.5 million for the quarter ended June 30, 2026, as compared to $4.4 million for the quarter ended June 30, 2025.

•Net Loss: Net loss was $15.2 million for the quarter ended June 30, 2026, or $0.12 per basic and diluted share, as compared to a net loss of $12.5 million for the quarter ended June 30, 2025, or $0.24 per basic and diluted share.
Financial Guidance
As of June 30, 2026, cash and cash equivalents, and short-term investments, were approximately $208.3 million. Shattuck’s current cash and cash equivalents, and short-term investments are expected to fund operations into 2029. This cash runway guidance is based on the Company’s current operational plans and excludes any additional capital that may be received, proceeds from business development transactions, and/or additional costs associated with clinical development activities that may be undertaken.
About SL-325
SL-325 is a potentially first-in-class Death Receptor 3 (DR3) blocking antibody designed to achieve a complete and durable blockade of the clinically validated DR3/TL1A pathway. Shattuck’s preclinical studies demonstrate high affinity binding and superior activity over TL1A antibodies, and offer a data-driven rationale for targeting the TNF receptor, DR3, versus its ligand, TL1A. SL-325 is a fully Fc-silenced, fully human immunoglobulin G monoclonal antibody. In a recently completed Phase 1 clinical trial, SL-325 demonstrated a favorable safety profile, a potentially best-in-mechanism immunogenicity profile, no evidence of residual DR3 agonism, and provided durable blockade of TL1A binding to DR3 at low doses. SL-325 will be evaluated in a Phase 2b clinical trial in Crohn’s disease patients, which is expected to initiate in the third quarter of 2026.
About SL-846
SL-846 is a potentially first-in-class Death Receptor 3 (DR3) by IL-23 receptor (IL-23R) blocking bispecific antibody designed to achieve complete and durable blockade of the clinically validated DR3/TL1A and IL-23/IL-23R pathways. Shattuck’s preclinical studies demonstrate high affinity binding to both DR3 and IL-23R, with equivalent or superior in vitro potency in comparison to benchmark IL-23 controls (sequence equivalents of risankizumab and icotrokinra) in a variety of preclinical assays. SL-846 is an Fc-silenced, half-life extended, fully human immunoglobulin G bispecific antibody currently being evaluated for safety, tolerability, immunogenicity, and pharmacodynamics in an IND-enabling GLP toxicology study in non-human primates.
About Shattuck Labs, Inc.
Shattuck Labs, Inc. is a clinical-stage biotechnology company pioneering the development of potentially first-in-class monoclonal and bispecific DR3 blocking antibodies for the treatment of patients with inflammatory and immune-mediated diseases. Shattuck’s expertise in protein engineering and the development of novel TNF receptor therapeutics come together in its lead program, SL-325, a potentially first-in-class DR3 antagonist antibody designed to achieve a more complete blockade of the clinically validated DR3/TL1A pathway. The Company has offices in both Austin, Texas and Durham, North Carolina. For more information, please visit: www.ShattuckLabs.com.
Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, Shattuck’s expectations regarding: plans for its preclinical studies, clinical trials and research and development programs, particularly with respect to SL-325; the anticipated timing of initiation of a Phase 2 clinical trial of SL-325 in patients with Crohn’s disease; the clinical benefit, safety and tolerability of SL-325; anticipated development of additional preclinical pipeline candidates; the anticipated timing of initiation of a Phase 1 clinical trial of SL-846; the clinical benefit, safety and tolerability of SL-846; the anticipated release of data from SL-846; the potential clinical significance of clinical and preclinical data and expectations regarding the time period over which the Company’s capital resources will be sufficient to fund its anticipated operations. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan,” “anticipate” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to it on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Shattuck’s filings with the U.S. Securities and Exchange Commission (SEC)), many of which are beyond its control and subject to change. Actual results or outcomes, or the timing of actual results or outcomes, could be materially different. Risks and uncertainties include: global macroeconomic conditions and related volatility; expectations regarding the initiation, progress, and expected results of the Company’s preclinical studies, clinical trials and research and development programs, including the timing and costs thereof; the Company’s ability to enroll patients in its clinical trials; the unpredictable relationship between preclinical study results and clinical study results; the Company’s ability to advance product candidates into, and successfully complete, nonclinical studies and clinical trials; the timing or likelihood of regulatory filings and approvals; the implementation of the Company’s business model, strategic plans for its business and product candidates; the scope of protection the Company is able to establish and maintain for intellectual property rights covering its technology; liquidity and capital resources, including the time period over which current capital resources are expected to the fund the Company’s operations; and other risks and uncertainties identified in Shattuck’s Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent filings with the SEC. Shattuck claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.
The Company intends to use the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.

Investor & Media Contact:
Andrew R. Neill
Chief Financial Officer
Shattuck Labs, Inc.
InvestorRelations@shattucklabs.com

SHATTUCK LABS, INC.
CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$63,299	$54,192
Investments	145,004	23,873
Prepaid expenses and other current assets	4,971	4,410
Total current assets	213,274	82,475
Property and equipment, net	4,513	6,114
Investment in related party	1,000	1,000
Other assets	1,880	1,437
Total assets	$220,667	$91,026

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,942	$2,101
Accrued expenses	3,789	4,951
Total current liabilities	7,731	7,052
Non-current operating lease liabilities	1,800	1,584
Total liabilities	9,531	8,636
Stockholders’ equity:
Common stock	10	7
Additional paid in capital	671,637	512,906
Accumulated other comprehensive income	(63)	6
Accumulated deficit	(460,448)	(430,529)
Total stockholders' equity	211,136	82,390
Total liabilities and stockholders' equity	$220,667	$91,026

SHATTUCK LABS, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	11,700	8,680	22,646	18,599
General and administrative	4,455	4,352	9,053	8,822
Expense from operations	16,155	13,032	31,699	27,421
Loss from operations	(16,155)	(13,032)	(31,699)	(27,421)
Other income	1,003	574	1,780	1,261
Net loss	$(15,152)	$(12,458)	$(29,919)	$(26,160)
Unrealized (loss) gain on investments	(63)	1	(69)	(1)
Comprehensive loss	$(15,215)	$(12,457)	$(29,988)	$(26,161)

Net loss per share – basic and diluted	$(0.12)	$(0.24)	$(0.25)	$(0.51)
Weighted-average shares outstanding – basic and diluted	129,779,297	51,002,247	121,675,471	50,984,031